FOR IMMEDIATE RELEASE
April 23, 2015
WashingtonFirst Bankshares, Inc. Reports 77% Increase in First Quarter Earnings; Announces Plans to Open Two New Branches
RESTON, VA - Today WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) (the "Company"), the holding company for WashingtonFirst Bank (the "Bank"), reports unaudited consolidated net income available to common shareholders for the three months ended March 31, 2015 of $2.8 million ($0.28 per diluted common share) compared to $1.6 million ($0.19 per diluted common share) for the three months ended March 31, 2014. The Company's 77 percent increase in net income available to common shareholders for the three months ended March 31, 2015 compared to prior year is primarily the result of continued organic growth and the Millennium Transaction consummated in first quarter 2014. First quarter 2015 diluted earnings per share increased 47 percent compared to the same period last year, the lower percentage increase reflecting the additional shares issued in connection with the Company's private placement of common stock in December 2014. Per-share amounts have been adjusted to give retroactive effect to all stock dividends.
The Company also announced plans to open two new branches - in Potomac, MD and Alexandria, VA - later this year, which would expand its branch network from 17 to 19 branches in the Washington, DC metropolitan area.
Shaza Andersen, President & CEO of the Company, said "I am very pleased to announce a seventy-seven percent increase in first quarter earnings, compared to one year ago. During the twelve months ended March 31, 2015, our net loans have increased 21 percent while our non-performing assets have declined by 64 percent. We believe WashingtonFirst is well positioned for the future, and we are excited to continue building our franchise with two new branches in attractive local markets."

	For the Three Months Ended
	March 31, 2015	March 31, 2014
Performance Ratios:
Return on average assets (1)	0.83%	0.56%
Return on average shareholders' equity (1)	8.34%	5.93%
Return on average common equity (1)	9.01%	6.88%
Yield on average interest-earning assets (1)	4.34%	4.26%
Rate on average interest-earning liabilities (1)	0.86%	0.79%
Net interest spread (1)	3.48%	3.47%
Net interest margin (1)	3.72%	3.69%
Efficiency ratio	60.99%	72.74%
Per Share Data:
Basic earnings per common share (2)	$0.29	$0.19
Fully diluted earnings per common share (2)	$0.28	$0.19
Weighted average basic shares outstanding (2)	9,570,047	8,039,433
Weighted average diluted shares outstanding (2)	9,714,259	8,221,447
(1) Annualized.
(2) Retroactively adjusted to reflect the effect of all stock dividends.

Balance Sheet and Capital
As of March 31, 2015, total assets were $1.4 billion, compared to $1.3 billion as of December 31, 2014. Total loans held for investment, net of allowance, increased $21.3 million from December 31, 2014 to March 31, 2015. Total deposits increased $94.8 million from December 31, 2014 to March 31, 2015.
Total shareholders’ equity decreased $1.1 million from $134.5 million to $133.4 million as a result of the Company’s decision to redeem $4.4 million of its outstanding SBLF preferred stock in the first quarter of 2015 and the payment of $0.5 million in cash dividends, partially offset by earnings of $2.8 million and other comprehensive income of $0.8 million.
The capital ratios below for March 31, 2015 have been modified in accordance with Basel III guidelines, which - in addition to the SBLF preferred stock redemption described above - contributed to the overall decrease in risk-based capital ratios, however the Company is considered "well-capitalized" under the new guidelines. The Company has elected to opt out of including other comprehensive income (loss) in the calculation of regulatory capital under the new Basel III guidelines.

	March 31, 2015	December 31, 2014
Capital Ratios:
Total risk-based capital ratio	12.26%	13.20%
Tier 1 risk-based capital ratio	11.20%	12.14%
Common Equity Tier 1 risk-based capital ratio	10.53%	n/a
Tier 1 leverage ratio	9.63%	10.23%
Tangible common equity to tangible assets	8.22%	8.60%
Per Share Capital Data:
Book value per common share	$12.99	$12.67
Tangible book value per common share	$12.27	$11.95
Common shares outstanding	9,586,466	9,565,637
Asset Quality
Non-performing assets totaled $9.2 million as of March 31, 2015, compared to $11.2 million as of December 31, 2014. The $2.0 million decrease in non-performing assets is attributable to management's continued efforts to resolve non-performing loans. Net charge-offs for the three months ended March 31, 2015 were $0.1 million (0.04 percent of average loans) compared to $1.2 million (0.56 percent of average loans) for the three months ended March 31, 2014.

	March 31, 2015	December 31, 2014
	(dollars in thousands)
Non-accrual loans	$5,638	$8,694
Trouble debt restructurings still accruing	3,090	2,151
Other real estate owned	451	361
Total non-performing assets	$9,179	$11,206

Allowance for loan losses to loans held for investment	0.91%	0.87%
Non-GAAP adjusted allowance for loan losses to loans held for investment	1.45%	1.46%
Allowance for loan losses to non-accrual loans	174.80%	106.48%
Allowance for loan losses to non-performing assets	107.36%	82.61%
Non-performing assets to total assets	0.64%	0.84%

The Company’s allowance for loan losses was 0.91 percent of total loans held for investment as of March 31, 2015, compared to 0.87 percent as of December 31, 2014. In connection with the acquisition of Alliance Bankshares Corporation in December 2012 and the Millennium Transaction in March 2014, the Company recorded acquired loans at fair market value which consisted of pricing and credit marks. The credit marks are negative purchase marks which are comparable to an allowance for loan losses. Therefore, the non-GAAP adjusted allowance for loan losses to non-GAAP adjusted total loans held for investment, which considers these marks similar to allowance for loan losses, was 1.45 percent as of March 31, 2015 compared to 1.46 percent as of December 31, 2014. Below is a reconciliation of the allowance for loan losses and related ratios to the non-GAAP adjusted allowance for loan losses and related ratios as of March 31, 2015 and December 31, 2014:

Reconciliation of GAAP Allowance Ratio to Non-GAAP Allowance Ratio
	March 31, 2015	December 31, 2014
	(dollars in thousands)
GAAP allowance for loan losses	$9,855	$9,257
GAAP loans held for investment, at amortized cost	1,086,931	1,065,058

GAAP allowance for loan losses to total loans	0.91%	0.87%

GAAP allowance for loan losses	$9,855	$9,257
Plus: Credit purchase accounting marks	5,958	6,336
Non-GAAP adjusted allowance for loan losses	$15,813	$15,593

GAAP loans held for investment, at amortized cost	$1,086,931	$1,065,058
Plus: Credit purchase accounting marks	5,958	6,336
Non-GAAP loans held for investment, at amortized cost	$1,092,889	$1,071,394

Non-GAAP adjusted allowance for loan losses to total loans	1.45%	1.46%

About The Company
The Company is the parent company of WashingtonFirst Bank, a $1.4 billion bank headquartered in Reston, VA. With 17 branches in the greater Washington, DC metropolitan area, WashingtonFirst is a community oriented bank that provides competitive financial services to local businesses and consumers. In the first quarter of 2014, the Bank acquired certain assets and assumed the deposits and certain liabilities of Millennium Bank in an FDIC-assisted transaction (the “Millennium Transaction”). For further information on the Millennium Transaction, see WashingtonFirst's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 16, 2015.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time.  In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Readers are cautioned against placing undue reliance on such forward-looking statements.  The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
Additional documents are available free of charge at the SEC’s website, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated March 18, 2015 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

WashingtonFirst Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)

	March 31, 2015	December 31, 2014
	(in thousands)
Assets:
Cash and cash equivalents:
Cash and due from bank balances	$3,480	$3,396
Federal funds sold	119,184	46,876
Interest bearing balances	9,299	12,034
Cash and cash equivalents	131,963	62,306
Investment securities, available-for-sale, at fair value	176,966	166,508
Restricted Stock	5,394	5,225
Loans held for sale, at lower of cost or fair value	2,540	1,068
Loans held for investment:
Loans held for investment, at amortized cost	1,086,931	1,065,058
Allowance for loan losses	(9,855)	(9,257)
Total loans held for investment, net of allowance	1,077,076	1,055,801
Premises and equipment, net	6,081	6,198
Intangibles	6,851	6,894
Deferred tax asset	10,333	9,586
Accrued interest receivable	3,756	3,852
Other real estate owned	451	361
Bank-owned life insurance	13,242	13,147
Other assets	2,860	4,364
Total Assets	$1,437,513	$1,335,310
Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$328,366	$278,051
Interest bearing deposits	852,467	808,012
Total deposits	1,180,833	1,086,063
Other borrowings	10,153	8,237
FHLB advances	93,183	86,047
Long-term borrowings	10,069	10,027
Deferred tax liability	3,123	1,920
Accrued interest payable	595	548
Other liabilities	6,144	7,930
Total Liabilities	1,304,100	1,200,772
Shareholders' Equity:
Preferred stock:
Series D, $5.00 par value, 8,898 and 13,347 shares issued and outstanding, respectively, 1% dividend	44	67
Additional paid-in capital - preferred	8,854	13,280
Common stock:
Common Stock Voting, $0.01 par value, 50,000,000 shares authorized, 7,768,624 and 7,747,795 shares issued and outstanding, respectively	77	77
Common Stock Non-Voting, $0.01 par value, 10,000,000 shares authorized, 1,817,842 and 1,817,842 shares issued and outstanding, respectively	18	18
Additional paid-in capital - common	113,109	112,887
Accumulated earnings	10,058	7,775
Accumulated other comprehensive income/(loss) related to available-for-sale securities	1,253	434
Total Shareholders' Equity	133,413	134,538
Total Liabilities and Shareholders' Equity	$1,437,513	$1,335,310

WashingtonFirst Bankshares, Inc.
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended
	March 31, 2015	March 31, 2014
	(in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$13,440	$11,201
Interest and dividends on investments:
Taxable	716	666
Tax-exempt	19	47
Dividends on other equity securities	61	28
Interest on Federal funds sold and other short-term investments	74	71
Total interest and dividend income	14,310	12,013
Interest expense:
Interest on deposits	1,451	1,222
Interest on borrowings	553	382
Total interest expense	2,004	1,604
Net interest income	12,306	10,409
Provision for loan losses	700	545
Net interest income after provision for loan losses	11,606	9,864
Non-interest income:
Service charges on deposit accounts	109	106
Earnings on bank-owned life insurance	95	83
Gain on sale of other real estate owned, net	—	64
Gain on sale of loans, net	69	17
Gain on sale of available-for-sale investment securities, net	15	143
Other operating income	269	151
Total non-interest income	557	564
Non-interest expense:
Compensation and employee benefits	4,133	4,068
Premises and equipment	1,483	1,508
Data processing	823	715
Professional fees	338	421
Other operating expenses	1,068	1,270
Total non-interest expense	7,845	7,982
Income before provision for income taxes	4,318	2,446
Provision for income taxes	1,528	838
Net income	2,790	1,608
Preferred stock dividends	(28)	(44)
Net income available to common shareholders	$2,762	$1,564

Earnings per common share:
Basic earnings per common share (1)	$0.29	$0.19
Diluted earnings per common share (1)	$0.28	$0.19
(1) Retroactively adjusted to reflect the effect of all stock dividends.